UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/21/2005

CHARLES & COLVARD LTD
(Exact name of registrant as specified in its charter)

Commission File Number:  000-23329

NC	561928817
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

300 Perimeter Park Drive, Suite A, Morrisville, NC 27560
(Address of principal executive offices, including zip code)

9194680399
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On December 21, 2005, Charles & Colvard, Ltd. announced that its Board of Directors has accelerated the vesting of certain outstanding stock options held by current employees and non-employee directors in order to reduce the impact of new accounting regulations that will take effect in 2006. As a result of this vesting acceleration, which became effective December 21, 2005, options to purchase approximately 107,000 shares of CTHR common stock that would otherwise have vested at various times within the next three years became fully vested.

The decision to accelerate these unvested options, which the Company believes is in the best interest of the Company and its shareholders, was made primarily to reduce compensation expense that would be recorded in future periods subsequent to December 31, 2005. The Company will record approximately $54,000 of expense in the fourth quarter of 2005 as the result of the accelerated vesting. The acceleration of the vesting of these stock options will reduce future compensation expense by approximately $522,000, of which $369,000 would have occurred in 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARLES & COLVARD LTD

Date: December 21, 2005	By:	/s/ James R. Braun
James R. Braun
Chief Financial Officer